THIRD AMENDMENT TO

ADVISORY AGREEMENT

This THIRD AMENDMENT to ADVISORY AGREEMENT is entered into as of November 13, 2012, among American Realty Capital - Retail Centers of America, Inc. (the “Company”) and American Realty Capital Retail Advisor, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company and the Advisor entered into that certain Advisory Agreement (the “Advisory Agreement”), dated as of March 17, 2011, as amended from time to time; and

WHEREAS, pursuant to Section 15.2 of the Advisory Agreement, the Company and the Advisor desire to make a certain amendment to the Advisory Agreement.
NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 8.2 of the Advisory Agreement. Effective July 1, 2012, Section 8.2 of the Advisory Agreement is hereby replaced in its entirety with the following:

“8.2    Asset Management Fee. The Company shall pay an Asset Management Fee to the Advisor as compensation for services rendered in connection with the management of the Company's assets in an amount equal to 0.75% per annum of Average Invested Assets; provided, however, that the Asset Management Fee shall be reduced by any Oversight Fee payable to the Advisor, such that the aggregate Asset Management Fee and the Oversight Fee do not exceed 0.75% per annum of the Average Invested Assets. The Asset Management Fee is payable on the first business day of each month for the respective current month in the amount of 0.0625% of Average Invested Assets as of such date. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable month. The Asset Management Fee to be paid for a month will be reduced by the average monthly amount that NAREIT FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such Asset Management Fee is payable is less than the Distributions declared with respect to such six month period. For purposes of this determination, NAREIT FFO, as adjusted, is NAREIT FFO adjusted to (i) include acquisition fees and related expenses which is deducted in computing NAREIT FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing NAREIT FFO.”

2.	Amendment to Article 5 of the Advisory Agreement. Article 5 of the Advisory Agreement is hereby replaced in its entirety with the following:

“Article 5
Bank Accounts

The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve; provided, that no funds shall be commingled with the funds of the Advisor.  The Advisor shall upon request render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.”

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this agreement as of the date first set forth above.

AMERICAN REALTY CAPITAL - RETAIL CENTERS OF AMERICA, INC.

By:    _/s/ Edward M. Weil, Jr.__________________
Name:    Edward M. Weil, Jr.
Title:    President

AMERICAN REALTY CAPITAL RETAIL ADVISOR, LLC

By:	American Realty Capital Retail Special Limited Partner, LLC,

its Member

By:	American Realty Capital Trust IV, LLC,

its Managing Member

By:    _/s/ Nicholas S. Schorsch________________
Name:    Nicholas S. Schorsch
Title:    Authorized Signatory